UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2019

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California		94545
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 4, 2019, Aradigm Corporation (the “Company”) received notice from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of the Company’s common stock on Nasdaq has been below $1.00 per share for 30 consecutive business days. Pursuant to Nasdaq Listing Rules, the Company would have a period of 180 calendar days to regain compliance with the minimum bid price requirement. At the present time, the Company’s common stock currently continues to be traded on Nasdaq under the symbol “ARDM.”

Additionally, as previously reported in its Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 10, 2018 and March 12, 2018, the Company is not in compliance with Nasdaq Listing Rule 5550(b)(2), which requires a minimum market value of listed securities of $35 million, or alternative standards under Nasdaq Listing Rules 5550(b)(1) and 5550(b)(3).

The Company has notified the staff of Nasdaq that the Company no longer believes it will be able to regain compliance with requirements for the minimum bid price, market value of listed securities, shareholders’ equity or net income in accordance with the Nasdaq Listing Rules. The Company expects that trading in its common stock on Nasdaq will be suspended and that Nasdaq will submit an application under Exchange Act Rule 12d2-2 to the Securities and Exchange Commission to delist the Company’s common stock. Accordingly, the Company intends to commence the trading of its common stock on the OTCQB® Venture Market (“OTCQB”). The Company has submitted an application for this purpose to OTCQB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: January 10, 2019	By:	/s/ John M. Siebert
		Name:	John M. Siebert
		Title:	Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer